UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SOLIGENIX, INC.

(Name of Registrant as Specified in Its Charter)

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SOLIGENIX, INC.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

Supplement to the Proxy Statement

for the 2015 Annual Meeting of Stockholders

to be Held on June 18, 2015

The following information supplements and amends the proxy statement (the “Proxy Statement ”) of Soligenix, Inc. (the “Company”) dated May 1, 2015, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2015 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”), to be held at the Double Tree Hotel, 4355 US Route 1, Princeton, NJ 08540, on Thursday, June 18, 2015, at 9:00 a.m., Eastern Daylight Time. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal No. 2

As disclosed in the Proxy Statement, the Company is seeking stockholder approval at the Annual Meeting for the 2015 Equity Incentive Plan (the “2015 Plan”). Under the 2015 Plan, a maximum of 3,000,000 shares of Common Stock initially would be reserved for delivery in satisfaction of awards made under the 2015 Plan. The number of shares of Common Stock reserved for issuance would have increased automatically on January 1 of each calendar year, from January 1, 2016 through January 1, 2025, by the least of (a) four percent of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (b) 1,500,000 shares, or (c) a number determined by our board of directors that is less than (a) or (b).

On June 9, 2015, the Compensation Committee of the Board (the “Committee”) recommended, and the Board approved, an amendment (the “Amendment”) to the 2015 Plan, effective immediately, to eliminate the automatic annual increase in the number of shares of Common Stock reserved for issuance under the 2015 Plan. The amendment modified Section 2.1(a) of the 2015 Plan (as so amended, the “Revised 2015 Plan”) to delete the sentence marked below. Other than the revision marked below, no changes were made to the 2015 Plan.

2.1          Shares Subject to Plan.

(a)          The shares of stock subject to options, awards of restricted stock, performance awards, awards of deferred stock or unrestricted stock shall be the Company’s common stock, $.001 par value. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan initially shall not exceed three million (3,000,000), subject to adjustment as provided herein. ~~The number of shares reserved for issuance hereunder shall automatically increase (i) on January 1 of each calendar year, from January 1, 2016 through January 1, 2025, by the least of (a) four percent of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,500,000 shares, or (c) a number determined by the Board that is less than the lesser of (a) or (b).~~ The shares of common stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

The Committee and the Board determined that it was in the best interests of the Company and its stockholders to approve the Amendment, and the Company is seeking stockholder approval at the Annual Meeting of the Revised 2015 Plan as described in this Supplement and in the Proxy Statement.

Any vote previously entered, either by mailing a proxy card, over the Internet or by telephone, “FOR” or “AGAINST” the 2015 Plan will be counted as a vote “FOR” or “AGAINST” the Revised 2015 Plan, respectively. If you have already returned your proxy card or voted your proxy over the Internet or by telephone, and would like to change your vote on any matter, you may revoke your proxy by (1) following the instructions on the notice of Internet availability and entering a new vote by mail, over the Internet or by telephone before the Annual Meeting, or (2) attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank, or other nominee, you must contact them in order to find out how to change your vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN.

This Supplement is first being released to stockholders on or about June 9, 2015 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.